Exhibit 10.1
10 July 2009
Khaled Haram
Apartment 16F
460 East 79th Street
New York, NY 10075
Dear Khaled,
We are pleased to present the following offer of employment. This letter will summarize and confirm the details of our offer to you of employment by Lighting Science Group Corporation (the “Company”).
Start Date. Your employment by the Company will commence on 13 July 2009.
Position, Responsibilities & Duties. Your initial job title will be President & Chief Operating Officer. You will initially report to Zach Gibler, Chief Executive Officer. Your responsibilities and duties will be as the Chief Executive Officer of the Company may specify. Initially, those duties and responsibilities shall comprise finance and accounting, information technology, and supply chain and manufacturing operations. You are expected to devote your full time professional efforts to the fulfillment of your responsibilities and duties. The Company recognizes that you are an operating advisor for Pegasus and that you may devote some time to that role but without interfering with the fulfillment of your responsibilities and duties as President & Chief Operating Officer of the Company.
Base Compensation. Your annual salary will be two hundred twenty five thousand United States dollars (US$225,000.00), less standard payroll deductions and all required withholdings, and paid in accordance with the Company’s payroll policies.
Car Allowance. The Company shall pay you or reimburse you a car allowance of one thousand two hundred (US$1,200.00) per month. The car allowance shall cease immediately upon the termination of your employment by the Company.
Initial Stock & Option Grants. Subject to approval by the Company’s Board of Directors, you will be granted a to be determined number of shares of restricted stock and a to be determined number of stock options. The number of shares and options are presently the subject of negotiations and you and the Company agree to negotiate in good faith to reach a mutually acceptable determination of those numbers. The issuance of the restricted stock and the stock options will be subject to standard written Company agreements that will be presented to you in due course.
Lighting Science Group Corporation www.Isgc.com

Headquarters	Administration & Accounting	Display Technology Center	Illumination Technology Center
120 Hancock Lane	Suite 1515	Suite 800	Building 2A
Westhampton, NJ 08060 USA	2100 McKinney Avenue	11390 Sunrise Gold Circle	1227 South Patrick Drive
v 609.265.1401	Dallas,Texas 75201 USA	Rancho Cordova, CA 95742 USA	Satellite Beach, FL 32937 USA
f 609.265.9905	v 214.382.3630	v 916.852.1719	v 321.779.5520
800.808.5822	f 214.382.3631	f 916.852.1740	f 321.779.5521
North America                            Australia                            Asia                            Japan                            Europe                            Netherlands

Performance Bonus. You will be eligible to participate in the Company’s performance bonus plan(s) up to forty percent (40%) of your base salary, based on a combination of Company performance and personal achievements as determined by your manager.
Long Term Incentive Plan. You will be eligible to participate in the Company’s long term incentive plans for executives.
Benefits. The Company currently offers a suite of benefits for you and your qualified dependents including medical, dental, vision and life insurance options. Additionally, you are eligible for paid sick time off and paid holidays. You will initially be eligible for twenty (20) days of paid vacation per year of employment and you will accrue an additional five (5) days of vacation for each year of employment, up to a maximum of thirty (30) days of paid vacation per year. Additional details regarding benefits will be provided by the Company’s human resources department in due course. Benefits shall cease immediately upon the termination of your employment by the Company except as provided by law or as the Company’s policies may allow.
Required Documentation. To comply with the government-mandated confirmation of employment eligibility, you will be required to complete an I-9 Employment Eligibility Verification form. Please send the required completed I-9 document to John Mitchell on or before your first day of employment by the Company.
At Will Employment. Please understand the Company is an employment-at-will company. This means that you or the Company may terminate your employment at any time, for any reason or for no reason, with or without notice. Accordingly, this letter is not a contract or commitment for continued employment. The Company also reserves the right to amend its benefits, plans or programs at any time.
Change Of Control. If your employment by the Company or its successor is terminated by the Company or its successor due to a change of control of the Company and within three (3) months of such change in control, you will receive a severance payment equal to one (1) year of your base pay, paid out, at the discretion of the Company or its successor, in a lump sum within thirty (30) days of termination or paid out in equal installments over one year (1) year. The severance payment will be conditional upon your first executing (and not revoking) a valid waiver and release of all claims that you may have against the Company and/or its successor.
General Termination. If your employment by the Company or its successor is terminated by the Company or its successor for other than (a) a change of control or (b) for cause and you return to being employed or retained by Pegasus or another portfolio company of Pegasus, you will not be entitled to a severance payment. If your employment by the Company or its successor is terminated by the Company or is successor for other than (a) a change of control or (b) for cause and you return to being employed or retained by Pegasus or another portfolio company of Pegasus but your return to being employed or retained by Pegasus or another portfolio company of Pegasus, is for less than six (6) months by other than your own choice, then you will receive a severance payment equal to six (6) months of your base pay, paid out, at the discretion of the Company or its successor, in a lump sum within thirty (30) days of termination or paid out in equal installments over six (6) months. If your employment by the Company or its successor is terminated by the Company or is successor for other than (a) a change of control or (b) for cause and you do not return to being employed or retained by Pegasus or another portfolio company of Pegasus, you will receive a severance payment equal to six (6) months of your base pay, paid out, at the discretion of the Company or its successor, in a lump sum within thirty (30) days of termination or paid out in equal installments over six (6)

months. The severance payment will be conditional upon your first executing (and not revoking) a valid waiver and release of all claims that you may have against the Company and/or its successor.
Termination For Cause. If your employment by the Company or its successor is terminated for “cause,” you will not be entitled to a severance payment. “Cause” strictly means: (a) a misrepresentation of your education, work experience, and/or any matter upon which the Company relied in considering and offering you employment; (b)willful breach of your employment obligations, which, if curable, you fail to cure within (30) days after receipt of a written notice of such breach; (c) gross negligence or recklessness in the performance of, or intentional non-performance of, your duties to the Company; (d) commission of a felony or a crime of moral turpitude; (e) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to the Company or any of its affiliates; or (f) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of your duties for the Company, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties for the Company.
Additional Terms & Conditions Of Employment. The Company requires its employees to sign and comply with additional terms and conditions of employment concerning confidentiality, assignment of inventions and works of authorship, non-competition, and non-recruitment. The additional terms and conditions of employment will be presented to you for your review, consideration and signature in due course and must be signed by within ten (10) days of receipt by you.
If you wish to accept employment under the terms described above, please sign and date a copy of this letter and return the signed and dated copy to me no later than 10 July 2009.
By signing this letter, you acknowledge that this offer letter supersedes any other offer, agreement, or promises made to you by anyone, whether oral or written, specifically concerning the offer of employment by the Company, and with the exception of the determination of the number of shares and options as noted above, this letter comprises the complete agreement between you and the Company concerning the offer of employment by the Company. The Company acknowledges that this letter and the offer of employment contained herein does not supersede any other offer, agreement, or promises made to you by anyone, whether oral or written, concerning consulting work for the Company prior to the date of this letter and/or in connection with your role as an operating advisor for Pegasus.
If you have any questions regarding this offer, please do not hesitate to contact me or John Mitchell.
I look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,	Agreed & Accepted:

/s/ Zachary S. Gibler	/s/ Khaled Haram
Zachary S. Gibler	Khaled Haram
Chief Executive Officer
Date: July 13, 2009